Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143560

$60,000,000
4.75% Convertible Senior Notes due 2027
and the 7,692,306 shares of Common Stock issuable Upon Conversion of the Notes

Holders of our 4.75% Convertible Senior Notes due 2027 named in this prospectus or in prospectus supplements may offer for sale the notes and the shares of common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2007. The notes will mature on March 15, 2027. The notes are unsecured senior indebtedness and rank equally with all our other unsecured senior debt, but will be effectively subordinated to all our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all debt incurred by our subsidiaries.

We may elect to automatically convert some or all of the notes at any time on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any consecutive 30-day trading period ending within five trading days prior to the notice of automatic conversion.

If we elect to automatically convert some or all of the notes prior to March 15, 2010, we will pay an additional amount of interest in cash or, at our option, in common stock, equal to three full years of interest on the converted notes, less any interest actually paid or provided for on the notes prior to automatic conversion.

Holders of the notes may convert each $1,000 principal amount of notes into shares of our common stock, subject to adjustments, at a conversion rate of 128.2051 shares of common stock per $1,000 principal amount of the notes (which is equivalent to a conversion price of approximately $7.80 per share) at any time before the close of business on March 15, 2027.

Holders of the notes may require us to repurchase the notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest and any additional interest to, but excluding, the repurchase date, at any time prior to their maturity following a fundamental change, as defined herein.

Holders of the notes may require us to purchase for cash all or part of their notes on March 15, 2012, March 15, 2017 or March 15, 2022 at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest and any additional and special interest to, but excluding, the purchase date.

On or after March 20, 2010, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Our common stock currently trades on The Nasdaq Global Market under the symbol “DXCM.” The last reported sale price of our common stock on August 29, 2007 was $8.97 per share.

Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2007.

You should rely only on the information contained in or incorporated by reference into this prospectus. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than those contained in or incorporated by reference in this prospectus. If such information is given or representations are made, you may not rely on that information or representations as having been authorized by us. You may not imply from the delivery of this prospectus, nor from a sale made under this prospectus, that our affairs are unchanged since the date of this prospectus. This prospectus may only be used where it is legal to sell the securities.

SUMMARY

This summary may not contain all the information that you should consider before investing in our note or common stocks. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related notes incorporated by reference, before making an investment decision.

DexCom, Inc.

We are a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems for people with diabetes.  On March 24, 2006, we received approval from the U.S. Food and Drug Administration, or FDA, for our Short-Term Continuous Glucose Monitoring System, or STS, and have launched this product throughout the United States.  Our approval allows for the use of our STS by adults with diabetes to detect trends and track glucose patterns, to aid in the detection of hypoglycemia and hyperglycemia and to facilitate acute and long-term therapy adjustments. On May 31, 2007, we received approval from the FDA for our second generation continuous glucose monitoring system, the SEVEN™, designed for up to seven days of continuous use, and we have begun commercializing this product.

We were incorporated in Delaware in May 1999.  Our principal offices are located at 5555 Oberlin Drive, San Diego, California 92121, and our telephone number is (858) 200-0200.  Our website address is http://www.dexcom.com.  The information found on, or accessible through, our website is not a part of this prospectus.

THE OFFERING

The following is a brief summary of certain terms of the notes and common stock offered for resale in this prospectus. For a more complete description of the terms of the notes, see “Description of Notes” and “Description of Capital Stock” in this prospectus.

Issuer	DexCom, Inc.

Securities Offered	$60,000,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2027 and the 7,692,306 shares of our convertible stock into which the notes are convertible.

Maturity	March 15, 2027.

Interest	4.75%. Interest on the notes accrues from March 9, 2007. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2007.

Conversion

Holders may convert their notes into shares of our common stock at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, at any time prior to the close of business on the business day immediately preceding the maturity date.

The initial conversion rate for the notes is 128.2051 shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $7.80 per share), and is subject to adjustment as described under “Description of Notes — Conversion Rate Adjustments.” In addition, following certain corporate transactions consummated on or before March 15, 2010, we will increase the conversion rate for holders who elect to convert their notes in connection with such corporate transactions by a number of additional shares of common stock as described under “Description of Notes — Adjustments of Average Prices — Adjustment to shares delivered upon conversion upon certain fundamental changes.”

Ranking

The notes are unsecured senior indebtedness and rank equally with our other senior unsecured debt, but is effectively subordinated to all our secured debt, to the extent of the value of the assets securing such debt, and to all debt incurred by our subsidiaries. As of August 22, 2007, we had approximately $2.9 million in secured indebtedness.

Auto-Conversion

We may elect to automatically convert some or all of the notes on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any 30-day trading period, ending within five trading days prior to the notice of automatic conversion. During the two-year period after the issue date of the notes, we may automatically convert the notes only if a registration statement has been declared effective prior to the date of the notice of automatic conversion and such registration statement remains effective on the date of automatic conversion.

Interest Make-Whole Provisions during First Three Years Upon Auto-Conversion

If an automatic conversion occurs on or prior to March 15, 2010, we will pay additional interest in cash or, at our option, in common stock, equal to three full years of interest on the converted notes, less any interest actually paid or provided for on the notes prior to automatic conversion. If we elect to pay the additional interest in common stock, the shares of common stock will be valued at the auto-conversion price.

Redemption

On or after March 20, 2010, we may redeem for cash all or part of the notes, upon not less than 20 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including additional and special interest, if any, to, but excluding, the redemption date.

Repurchase at the Option of the Holder

Holders may require us to repurchase the notes for cash on March 15, 2012, March 15, 2017 and March 15, 2022 at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

Fundamental Change

If a fundamental change (as described under “Description of Notes”) occurs prior to maturity, holders may require us to purchase all or part of their notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including additional and special interest, if any, to, but excluding, the date of repurchase.

Use of Proceeds	We will not receive any proceeds from the sale of the notes or shares of common stock underlying the notes by the selling securityholders.

Call Spread Transactions

We entered into issuer call spread transactions with one or more investors (the “counterparty”) pursuant to which we have the right to purchase a number of shares of our common stock in an amount equal to the number of shares underlying the notes at a strike price equal to the conversion price of the notes. Pursuant to any such issuer call spread transactions, we would also simultaneously sell to the counterparty options to purchase shares of our common stock in an amount equal to the number of shares underlying the convertible notes at prices in excess of the conversion price of the notes.

Registration Rights

We have agreed to keep a shelf registration statement, of which this prospectus forms a part, effective until the earlier of (1) the second anniversary of the closing date of the issuance of the notes; (2) the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell all such securities pursuant to Rule 144(k) under the Securities Act of 1933 or any successor provision, immediately without volume, manner of sale or other restriction; (3) the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell all such securities pursuant to Rule 144 under the Securities Act of 1933 or any successor provision, under which any legend borne by the common stock issuable upon conversion of the notes relating to restrictions on transferability thereof is removed; (4) the date when all notes and common stock issuable upon conversion of the notes registered under the shelf registration statement are sold or transferred pursuant thereto; (5) the date when all notes and common stock issuable upon conversion of the notes have ceased to be outstanding or are otherwise freely transferable.

U.S. Federal Income Tax Considerations	For information regarding the tax consequences of holding or disposing of a note, see “U.S. Federal Income Tax Considerations” below.

No Prior Market; the PORTAL Market	The notes are eligible for trading in the PORTAL market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market.

Nasdaq Global Market Symbol for our Common Stock	Our common stock is listed on The Nasdaq Global Market under the symbol “DXCM.”

Risk Factors

An investment in the notes or our common stock involves risk. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference before investing in the notes.

RISK FACTORS

Before you invest in any of our securities, you should be aware of various risks to which we may be subject, including those described below. The following lists the material risks and uncertainties, which may adversely affect our business, financial condition or results of operations. You should carefully consider these risks and uncertainties, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase the notes or our common stock. The risks and uncertainties set out below are not the only risks and uncertainties we face. If any of the material risks or uncertainties we face were to occur, the trading price of our securities could decline, and you may lose part or all of your investment.

Risks Related to Our Business

Factors that May Affect our Financial Condition and Results of Operations

We have a limited operating history and our products may never achieve market acceptance.

We are a medical device company with a limited operating history. We received approval from the FDA for our STS on March 24, 2006 and have recently commercialized this product throughout the United States. On May 31, 2007, we received approval from the FDA for our second generation continuous glucose monitoring system, the SEVENTM, designed for up to seven days of continuous use, and we have begun commercializing this product. We expect that sales of our continuous glucose monitoring systems, which consist of a cell phone-sized receiver, transmitter and disposable sensor, will account for substantially all of our revenue for the foreseeable future. From inception through June 30, 2007, revenues from sales of our continuous glucose monitoring products total approximately $4.0 million. However, we have limited experience in selling our products and we might be unable to successfully commercialize our products for a number of reasons, including:

•  market acceptance of our products by physicians and patients will largely depend on our ability to demonstrate their relative safety, efficacy, reliability, cost-effectiveness and ease of use;

•  we may not be able to manufacture our products in commercial quantities or at an acceptable cost;

•  patients do not generally receive reimbursement from third-party payors for their purchase of our products, which may reduce widespread use of our products;

•  our inexperience in marketing, selling and distributing our products;

•  we may not have adequate financial or other resources to successfully commercialize our products;

•  the uncertainties associated with establishing and qualifying our new manufacturing facility;

•  our products are not labeled as a replacement for the information that is obtained from single-point finger stick devices;

•  patients will need to incur the costs of our products in addition to single-point finger stick devices;

•  the introduction and market acceptance of competing products and technologies;

•  our inability to obtain sufficient quantities of supplies from our sole source and other key suppliers; and

•  rapid technological change may make our technology and our products obsolete.

Our products are more invasive than current self-monitored glucose testing systems, including single-point finger stick devices, and patients may be unwilling to insert a sensor in their body, especially if their current diabetes management involves no more than two finger sticks per day. Moreover, patients may not perceive the benefits of continuous glucose monitoring and may be unwilling to change their current treatment regimens. In addition, physicians tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products. Physicians may not recommend or prescribe our products until there is long-term clinical evidence to convince them to alter their existing treatment methods, there are recommendations from prominent physicians that our products are effective in monitoring glucose levels and reimbursement or insurance coverage is available. We cannot predict when, if ever, physicians and patients may adopt the use of our products. If our products do not achieve an adequate level of acceptance by patients, physicians and healthcare payors, we may not generate significant product revenue and we may not become profitable.

Additionally, since the launch of the STS, we have experienced periodic field failures. We do not believe these failures created any patient safety concerns and we are not aware of any reports of adverse events or incidents related to these failures. Although we believe we have taken appropriate actions aimed at reducing or eliminating field failures, there can be no assurances that we will not experience additional failures going forward.

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition.

In March 2007, we issued an aggregate principal amount of $60,000,000 in 4.75% Convertible Senior Notes due in 2027. The level of our indebtedness, among other things, could:

•  require us to dedicate a portion of our expected cash flow or our existing cash to service our indebtedness, which would reduce the amount of our cash available for other purposes, including working capital, capital expenditures and research and development expenditures;

•  make it difficult for us to incur additional debt or obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

•  limit our flexibility in planning for or reacting to changes in our business;

•  limit our ability to sell ourselves or engage in other strategic transactions;

•  make us more vulnerable in the event of a downturn in our business; or

•  place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have greater access to capital resources.

If we fail to generate revenue due to any of the factors described in this section entitled “Risk Factors,” or otherwise, we could have difficulty paying amounts due on our indebtedness. Although the convertible senior notes mature in 2027, the holders of the convertible senior notes may require us to repurchase their notes prior to maturity under certain circumstances, including specified fundamental changes such as the sale of a majority of the voting power of the company. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the convertible senior notes, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under any other indebtedness that we may have outstanding at such time. Any default under our indebtedness could have a material adverse effect on our business, operating results and financial condition.

Conversion of the convertible senior notes will dilute the ownership interests of existing stockholders.

The terms of the convertible senior notes permit the holders to convert the notes into shares of our common stock. The convertible senior notes are convertible into our common stock initially at a conversion price of $7.80 per share, which would result in an aggregate of approximately 7.7 million shares of our common stock being issued upon conversion, subject to adjustment upon the occurrence of specified events, provided that the total number of shares of common stock issuable upon conversion, as may be adjusted for fundamental changes or otherwise, may not exceed approximately 9.2 million shares. The conversion of some or all of the convertible senior notes will dilute the ownership interest of our existing stockholders. Any sales in the public market of the common stock issuable upon conversion could adversely affect prevailing market prices of our common stock.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred net losses in each year since our inception in May 1999, including a net loss of $22.3 million for the six months ended June 30, 2007. As of June 30, 2007, we had an accumulated deficit of $152.6 million. We have financed our operations primarily through private placements of our equity and debt securities and our public offerings, and have devoted a substantial portion of our resources to research and development relating to our continuous glucose monitoring systems, and more recently, we have incurred significant sales and marketing and manufacturing expenses associated with the commercialization of our products. In addition, we expect our research and development expenses to increase in connection with our clinical trials and other development activities related to our products. We also expect that our general and administrative expenses will continue to increase due to the additional operational and regulatory burdens applicable to public companies. As a result, we expect to continue to incur significant operating losses for the foreseeable future. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and may adversely affect our ability to pay interest on, and principal of, the convertible senior notes.

If we are unable to establish adequate sales, marketing and distribution capabilities or enter into and maintain arrangements with third parties to sell, market and distribute our continuous glucose monitoring products, our business may be harmed.

To achieve commercial success for our products, we must either continue to develop and grow our sales and marketing organization or enter into arrangements with others to market and sell our products.

We currently employ a small direct sales force to market our products in the United States. Our sales organization competes with the experienced and well-funded marketing and sales operations of our competitors. We have limited experience developing and managing a direct sales organization and marketing and distributing our products, and we may be unsuccessful in our attempt to do so.

Developing and managing a direct sales organization is a difficult, expensive and time consuming process. To be successful we must:

•  recruit and retain adequate numbers of effective sales personnel;

•  effectively train our sales personnel in the benefits of our products;

•  establish and maintain successful sales and marketing and education programs that encourage endocrinologists, physicians and diabetes educators to recommend our products to their patients; and

•  manage geographically disbursed sales and marketing operations.

If we are unable to develop and maintain an adequate sales and marketing organization, or if our direct sales organization is not successful, we may have difficulty achieving market awareness and selling our products.

We may contract with third parties to market and sell our products in the United States if we are unable to develop an adequate direct sales organization. To the extent that we enter into arrangements with third parties to perform sales, marketing, distribution and billing services in the United States, our product margins could be lower than if we directly marketed and sold our STS. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate product revenue and may not become profitable.

We have limited manufacturing capabilities and manufacturing personnel, and if our manufacturing capabilities are insufficient to produce an adequate supply of products at appropriate quality levels, our growth could be limited and our business could be harmed.

We currently have limited resources, facilities and experience in commercially manufacturing sufficient quantities of product to meet expected demand for our products. During 2006, we had difficulty scaling our manufacturing operations to provide a sufficient supply of product to support our commercialization efforts. As a result of these product shortages, we experienced periods of backorder and, at times, had to limit the efforts of our sales force to introduce the STS to new customers. We have focused significant effort on continual improvement programs in our manufacturing operations intended to improve quality, yields and throughput and we believe we have remedied our supply shortages. Although we believe we have made progress in manufacturing to enable us to supply adequate amounts of product to support our commercialization efforts, there can be no assurances that supply will not be constrained going forward. In order to produce our products in the quantities we anticipate will be necessary to meet market demand, we will need to increase our manufacturing capacity by a significant factor over the current level. There are technical challenges to increasing manufacturing capacity, including equipment design and automation, materials procurement, problems with production yields and quality control and assurance. Developing commercial-scale manufacturing facilities will require the investment of substantial additional funds and the hiring and retention of additional management, quality assurance, quality control and technical personnel who have the necessary manufacturing experience. Also, the scaling of manufacturing capacity is subject to numerous risks and uncertainties, such as construction timelines, design, installation and maintenance of manufacturing equipment, among others, which can lead to unexpected delays. In addition, our facilities may have to undergo additional inspections by the FDA and corresponding state agencies. We cannot assure you that we will be able to develop and expand our manufacturing process and operations or obtain FDA and state agency approval of our facilities in a timely manner or at all. If we are unable to manufacture a sufficient supply of our current products or any future products for which we may receive approval, maintain control over expenses or otherwise adapt to anticipated growth, or if we underestimate growth, we may not have the capability to satisfy market demand and our business will suffer.

Additionally, the production of our products must occur in a highly controlled and clean environment to minimize particles and other yield-and quality-limiting contaminants. Weaknesses in process control or minute impurities in materials may cause a substantial percentage of defective products in a lot. If we are not able to maintain stringent quality controls, or if contamination problems arise, our clinical development and commercialization efforts could be delayed, which would harm our business and our results of operations.

Our products do not have reimbursement and are not approved for insurance coverage. If we are unable to obtain adequate reimbursement at acceptable prices for our products from third-party payors, we will be unable to generate significant revenue.

Our products do not have reimbursement and are not approved for insurance coverage. The availability of insurance coverage and reimbursement for newly approved medical devices is uncertain. In the United States, patients using existing single-point finger stick devices are generally reimbursed all or part of the product cost by Medicare or other third-party payors. The commercial success of our products in both domestic and international markets will be substantially dependent on whether third-party coverage and reimbursement is available for patients that use our products. In April 2007, the Centers for Medicare and Medicaid (“CMS”) Healthcare Common Procedure Coding System (“HCPCS”) Workgroup issued a preliminary decision recommending approval for our request to establish HCPCS codes for the three components of our continuous glucose monitoring system, however this preliminary decision does not represent a coverage decision nor is it final or binding upon CMS or any private payor and is subject to change. Third-party coverage may also be difficult to obtain if our products are not approved by the FDA as a replacement for existing single-point finger stick devices. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide adequate payment for our products. In order to obtain reimbursement arrangements, we may have to agree to a net sales price lower than the net sales price we might charge in other sales channels. The continuing efforts of government and third-party payors to contain or reduce the costs of healthcare may limit our revenue. Our initial dependence on the commercial success of our products makes us particularly susceptible to any cost containment or reduction efforts. Accordingly, unless government and other third-party payors provide adequate coverage and reimbursement for our products, patients may not use it.

In some foreign markets, pricing and profitability of medical devices are subject to government control. In the United States, we expect that there will continue to be federal and state proposals for similar controls. Also, the trends toward managed healthcare in the United States and proposed legislation intended to reduce the cost of government insurance programs could significantly influence the purchase of healthcare services and products and may result in lower prices for our products or the exclusion of our products from reimbursement programs.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply problems and price fluctuations, which could harm our business.

We rely on Flextronics International, Ltd. to manufacture and supply the receiver included as part of our continuous glucose monitoring systems and the circuit boards for our short-term sensors; we rely on AMI Semiconductor, Inc. to manufacture and supply the application specific integrated circuit, or ASIC, that is incorporated into the transmitter for our continuous glucose monitoring systems; we rely on CardioTech, which manufactures the polymers used to synthesize our polymeric biointerface membranes for our products; we rely on Vita Needle to manufacture and supply the insertion needle in our products applicator; and we rely on The Tech Group to supply our injection molded components. Each of these suppliers is a sole-source supplier. In some cases, our agreements with these and our other suppliers can be terminated by either party upon short notice. In other cases we operate without a written agreement with the supplier. Our contract manufacturers also rely on sole-source suppliers to manufacture some of the components used in our products. Our manufacturers and suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these outside manufacturers and suppliers also subjects us to other risks that could harm our business, including:

•  we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•  our products are technologically complex and it is difficult to develop alternative supply sources;

•  we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•  our suppliers may make errors in manufacturing components that could negatively affect the efficacy or safety of our products or cause delays in shipment of our products;

•  we may have difficulty locating and qualifying alternative suppliers for our sole-source supplies;

•  switching components may require product redesign and submission to the FDA of a PMA supplement or possibly a separate PMA, either of which could significantly delay production;

•  our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver components to us in a timely manner; and

•  our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or replacement suppliers, particularly for our single-source components, in part because of the FDA approval process and because of the custom nature of various parts we design. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products.

Abbott Diabetes Care, Inc. has filed a patent infringement lawsuit against us. If we are not successful in defending against its claims, our business could be materially impaired.

On August 11, 2005, Abbott Diabetes Care, Inc., or Abbott, filed a patent infringement lawsuit against us in the United States District Court for the District of Delaware, seeking a declaratory judgment that our short-term continuous glucose monitor infringes certain patents held by Abbott. In August 2005, we moved to dismiss these claims and filed requests for reexamination of the Abbott patents with the United States Patent and Trademark Office and in March 2006, the Patent Office ordered reexamination of each of the four patents originally asserted against us in the litigation. On June 27, 2006, Abbott amended its complaint to include three additional patents owned or licensed by Abbott which are allegedly infringed by our short-term continuous glucose monitor. On August 18, 2006 the court granted our motion to stay the lawsuit pending reexamination by the Patent Office of each of the four patents originally asserted by Abbott, and the court dismissed one significant infringement claim. In approving the stay, the court also granted our motion to strike, or disallow, Abbott’s amended complaint in which Abbott had sought to add three additional patents to the litigation. In late 2006, the Patent Office issued a non-final rejection of all claims we submitted for reexamination in two of the Abbott patents cited in the original lawsuit. No decision has yet been published by the Patent Office on the other two patents cited in the original complaint which remain under reexamination. Subject to the stay, we intend to continue to vigorously contest the action.

Subsequent to the court’s ruling on August 18, 2006, Abbott filed a separate action in the U.S. District Court for the District of Delaware alleging patent infringement of those same three additional patents. We believe this complaint, like the first, is without merit and we intend to vigorously contest the action. To that end, we filed requests with the Patent Office to reexamine each of the three additional patents cited by Abbott and on September 7, 2006, we filed a motion to strike Abbott’s new complaint on the grounds that it is redundant of claims Abbott already improperly attempted to inject into the original case, and because the original case is now stayed, Abbott must wait until the court lifts that stay before it can properly ask the court to consider these claims. Alternatively, we asked the court to consolidate the new case with the original case and thereby stay the entirety of the case pending conclusion of the reexamination proceedings in the Patent Office. As of February 2007, the Patent Office has ordered reexamination of each of the three patents cited in this new lawsuit and in June 2007, the Patent Office issued a non-final rejection of all claims we submitted for reexamination in two of the Abbott patents cited in the new lawsuit.

Although it is our position that Abbott’s assertions of infringement have no merit, neither the outcome of the litigation nor the amount and range of potential fees can be assessed. No assurances can be given that we will prevail in the lawsuit or that we can successfully defend ourselves against the claims made by Abbott, and we expect to incur significant costs in defending the action, which could have a material adverse effect on our business and our results of operations regardless of the final outcome of such litigation. Subject to the stay, Abbott could immediately seek a preliminary injunction that, if granted, would force us to stop making, using, selling or offering to sell our products. Our STS and SEVEN products are our only products that are approved for commercial sale, and if we were forced to stop selling either of them, our business and prospects would suffer. We cannot assure you that Abbott will not file for a preliminary injunction, that we would be successful in defending against such an action if filed or that we can successfully defend ourselves against the claim. In addition, defending against this action could have a number of harmful effects on our business, including those discussed in the following risk factor, regardless of the final outcome of such litigation.

We are subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from shipping affected products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief.

Other companies, including Abbott could, in the future, assert infringement or misappropriation claims against us with respect to our current or future products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of such third parties or others. Our competitors may assert that our continuous glucose monitoring systems or the methods we employ in the use of our systems are covered by U.S. or foreign patents held by them. This risk is exacerbated by the fact that there are numerous issued patents and pending patent applications relating to self-monitored glucose testing systems in the medical technology field. Because patent applications may take years to issue, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe. There could also be existing patents of which we are unaware that one or more components of our system may inadvertently infringe. As the number of competitors in the market for continuous glucose monitoring systems grows, the possibility of inadvertent patent infringement by us or a patent infringement claim against us increases.

Any infringement or misappropriation claim, including the claim brought by Abbott, could cause us to incur significant costs, could place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling our product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. Even if we are able to redesign our products to avoid an infringement claim, we may not receive FDA approval for such changes in a timely manner or at all. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, selling or offering to sell, or could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

Our success and our ability to compete is dependent, in part, upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, copyright and trademark law, and trade secrets and nondisclosure agreements to protect our intellectual property. However, such methods may not be adequate to protect us or permit us to gain or maintain a competitive advantage. Our patent applications may not issue as patents in a form that will be advantageous to us, or at all. Our issued patents, and those that may issue in the future, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products.

To protect our proprietary rights, we may in the future need to assert claims of infringement against third parties to protect our intellectual property. The outcome of litigation to enforce our intellectual property rights in patents, copyrights, trade secrets or trademarks is highly unpredictable, could result in substantial costs and diversion of resources, and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of such litigation. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed, invalid or unenforceable, and could award attorney fees.

Despite our efforts to safeguard our unpatented and unregistered intellectual property rights, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to detect or deter misappropriation of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. Additionally, third parties may be able to design around our patents. Furthermore, the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

The federal trademark application for the DEXCOM mark has been opposed, and we continue to vigorously defend against the opposition. The opposition proceeding only determines the right to federally register a trademark and cannot result in the award of any damages. We believe that we are entitled to a registration for our DEXCOM mark, but cannot assure you that we will succeed in these efforts. If we are unsuccessful, we could be forced to change our company name or market our products under a different name, which could result in a loss of brand recognition, could require us to retrieve product and interrupt supply and could require us to devote substantial resources to advertising and marketing our products under the new brand.

We operate in a highly competitive market and face competition from large, well-established medical device manufacturers with significant resources, and, as a result, we may not be able to compete effectively.

The market for glucose monitoring devices is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. In selling our products, we compete directly with Roche Disetronic, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; the MediSense and TheraSense divisions of Abbott Laboratories; and Bayer Corporation, each of which manufactures and markets products for the single-point finger stick device market. Collectively, these companies currently account for substantially all of the worldwide sales of self-monitored glucose testing systems. Several companies are developing or marketing short-term continuous glucose monitoring products that will compete directly with our products. To date, in addition to our products, two other companies, Cygnus and Medtronic have received approval from the FDA for continuous glucose monitors and Abbott is seeking approval for another. We believe that one of the products, originally developed and marketed by Cygnus, is no longer actively marketed. In addition, Johnson & Johnson announced in 2006 that it is developing and expects to commence clinical trials in support of a continuous glucose monitoring system in 2007. Most of the companies developing or marketing competing devices are publicly traded or divisions of publicly-traded companies, and these companies enjoy several competitive advantages, including:

•  significantly greater name recognition;

•  established relations with healthcare professionals, customers and third-party payors;

•  established distribution networks;

•  additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•  greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing approved products; and

•  greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

No continuous glucose monitoring system, including either of our products, has yet received FDA clearance as a replacement for single-point finger stick devices, and our products may never be approved for that indication.

Our products do not eliminate the need for single-point finger stick devices and our future products may not be approved for that indication. No precedent for FDA approval of continuous glucose monitoring systems as a replacement for single-point finger stick devices has been established. Accordingly, there is no established study design or agreement regarding performance requirements or measurements in clinical trials for continuous glucose monitoring systems. We have not yet filed for FDA approval for replacement claim labeling and we cannot assure you that we will not experience delays if we do file. If any of our competitors were to obtain replacement claim labeling for a continuous glucose monitoring system, our products may not be able to compete effectively against that system and our business would suffer.

Technological breakthroughs in the glucose monitoring market could render our products obsolete.

The glucose monitoring market is subject to rapid technological change and product innovation. Our products are based on our proprietary technology, but a number of companies and medical researchers are pursuing new technologies for the monitoring of glucose levels. FDA approval of a commercially viable continuous glucose monitor or sensor produced by one of our competitors could significantly reduce market acceptance of our systems. Several of our competitors are in various stages of developing continuous glucose monitors or sensors, including non-invasive and invasive devices, and the FDA has approved several of these competing products. In addition, the National Institutes of Health and other supporters of diabetes research are continually seeking ways to prevent, cure or improve treatment of diabetes. Therefore, our products may be rendered obsolete by technological breakthroughs in diabetes monitoring, treatment, prevention or cure.

If we are unable to successfully complete the pre-clinical studies or clinical trials necessary to support additional PMA applications, we may be unable to commercialize our continuous glucose monitoring systems under development, which could impair our financial position.

Before submitting any additional PMA applications, we must successfully complete pre-clinical studies and clinical trials that we believe will demonstrate that the product is safe and effective. Product development, including pre-clinical studies and clinical trials, is a long, expensive and uncertain process and is subject to delays and failure at any stage. Furthermore, the data obtained from the studies and trial may be inadequate to support approval of a PMA application. While we have in the past obtained, and may in the future obtain, an Investigational Device Exemption, or IDE, prior to commencing clinical trials for our continuous glucose monitoring systems, FDA approval of an IDE application permitting us to conduct testing does not mean that the FDA will consider the data gathered in the trial to be sufficient to support approval of a PMA application, even if the trial’s intended safety and efficacy endpoints are achieved.

The commencement or completion of any of our clinical trials may be delayed or halted, or be inadequate to support approval of a PMA application, for numerous reasons, including, but not limited to, the following:

•  the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•  patients do not enroll in clinical trials at the rate we expect;

•  patients do not comply with trial protocols;

•  patient follow-up is not at the rate we expect;

•  patients experience adverse side effects;

•  patients die during a clinical trial, even though their death may not be related to our products;

•  institutional review boards, or IRBs, and third-party clinical investigators may delay or reject our trial protocol;

•  third-party clinical investigators decline to participate in a trial or do not perform a trial on our anticipated schedule or consistent with the investigator agreements, clinical trial protocol, good clinical practices or other FDA or IRB requirements;

•  third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans;

•  regulatory inspections of our clinical trials or manufacturing facilities may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

•  changes in governmental regulations or administrative actions;

•  the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or efficacy; and

•  the FDA concludes that our trial design is inadequate to demonstrate safety and efficacy.

The results of pre-clinical studies do not necessarily predict future clinical trial results, and predecessor clinical trial results may not be repeated in subsequent clinical trials. Additionally, the FDA may disagree with our interpretation of the data from our pre-clinical studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to prove safety or efficacy, and may require us to pursue additional pre-clinical studies or clinical trials, which could further delay the approval of our products. If we are unable to demonstrate the safety and efficacy of our products in our clinical trials, we will be unable to obtain regulatory approval to market our products. The data we collect from our current clinical trials, our pre-clinical studies and other clinical trials may not be sufficient to support FDA approval.

We depend on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

We rely on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trial and to perform related data collection and analysis. However, we may not be able to control the amount and timing of resources that clinical sites may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials or fail to ensure compliance by patients with clinical protocols or fail to comply with regulatory requirements, we will be unable to complete these trials, which could prevent us from obtaining regulatory approvals for our products. Our agreements with clinical investigators and clinical sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, or the clinical data may be rejected by the FDA, and we may be unable to obtain regulatory approval for, or successfully commercialize, our products.

We have not received, and may never receive, FDA approval to market our continuous glucose monitoring systems that are under development.

We are continuing to invest in the development of our technology platform and will seek to obtain additional FDA approvals for continuous glucose monitoring systems in addition to our currently approved products, including our continuous glucose monitoring system for the in-hospital market. The regulatory approval process for these continuous glucose monitoring systems that are under development involves, among other things, successfully completing clinical trials and obtaining a PMA from the FDA. The PMA process requires us to prove the safety and efficacy of our continuous glucose monitoring systems to the FDA’s satisfaction. This process can be expensive and uncertain, requires detailed and comprehensive scientific and human clinical data, generally takes one to three years after a PMA application is filed and may never result in the FDA granting a PMA. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•  our systems may not be safe or effective to the FDA’s satisfaction;

•  the data from our pre-clinical studies and clinical trials may be insufficient to support approval;

•  the manufacturing process or facilities we use may not meet applicable requirements; and

•  changes in FDA approval policies or adoption of new regulations may require additional data.

Even if approved, our continuous glucose monitoring systems under development may not be approved for the indications that are necessary or desirable for successful commercialization. We may not obtain the necessary regulatory approvals to market these continuous glucose monitoring systems in the United States or anywhere else. Any delay in, or failure to receive or maintain, approval for our continuous glucose monitoring systems under development could prevent us from generating revenue from these products or achieving profitability.

We may be unable to continue the commercialization of our products or the development and commercialization of our other continuous glucose monitoring systems without additional funding.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts on commercializing our products, including further development of our direct sales force and expansion of our manufacturing capacity, and on research and development, including conducting clinical trials for our next generation continuous glucose monitoring systems. For the six months ended June 30, 2007, our net cash used in operating activities was $16.0 million, compared to $25.0 million for the same period in 2006, and as of June 30, 2007, we had working capital of $80.1 million, including $84.2 million in cash, cash equivalents and short-term marketable securities. We expect that our cash used by operations will increase significantly in each of the next several years, and we may need additional funds to continue the commercialization of our products and for the development and commercialization of other continuous glucose monitoring systems. Additional financing may not be available on a timely basis on terms acceptable to us, or at all. Any additional financing may be dilutive to stockholders or may require us to grant a lender a security interest in our assets. The amount of funding we will need will depend on many factors, including:

•  the revenue generated by sales of our products and other future products;

•  the expenses we incur in manufacturing, developing, selling and marketing our products;

•  our ability to scale our manufacturing operations to meet demand for our current and any future products;

•  the costs to produce our continuous glucose monitoring systems;

•  the costs and timing of additional regulatory approvals;

•  the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•  the rate of progress and cost of our clinical trials and other development activities;

•  the success of our research and development efforts;

•  the emergence of competing or complementary technological developments;

•  the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

•  the acquisition of businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

If adequate funds are not available, we may not be able to commercialize our products at the rate we desire and we may have to delay development or commercialization of our other products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products. Any of these factors could harm our financial condition.

Potential long-term complications from our current products or other continuous glucose monitoring systems under development may not be revealed by our clinical experience to date.

If unanticipated long-term side-effects result from the use of our current products or other glucose monitoring systems under development, we could be subject to liability and our systems would not be widely adopted. Our clinical trials have been limited to seven days of continuous use with our products. Additionally, we have limited clinical experience with repeated use of our products in the same patient. We cannot assure you that long-term use would not result in unanticipated complications. Furthermore, the interim results from our current pre-clinical studies and clinical trials may not be indicative of the clinical results obtained when we examine the patients at later dates. It is possible that repeated use of our products will result in unanticipated adverse effects, potentially even after the device is removed.

If we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. The FDA’s medical device reporting, or MDR, regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, it would likely cause or contribute to a death or serious injury. We and our suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, and other regulations, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, shipping and servicing of our products. The FDA enforces the QSR through unannounced inspections. We currently manufacture our devices at our headquarters in San Diego, California, and a new facility located nearby. In these facilities we have more than 5,000 square feet of laboratory space and approximately 5,000 square feet of controlled environment rooms. In January 2007, both facilities were subject to a post-approval PMA and QSR audit by the FDA. Based on the results of this inspection, we believe we are in substantial compliance with the regulatory requirements for a commercial medical device manufacturer and there were no major observations from the FDA resulting from this audit. At the close of the inspection, the FDA issued a Form 483 indemnifying several inspectional observations and, although we had no formal requirements or obligations to provide anything further to the FDA regarding these observations, we voluntarily provided formal written evidence to the FDA of our actions taken to address these minor observations in April 2007. Compliance with ongoing regulatory requirements can be complex, expensive and time-consuming. Failure by us or one of our suppliers to comply with statutes and regulations administered by the FDA and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following actions:

•  warning letters;

•  fines and civil penalties;

•  unanticipated expenditures;

•  delays in approving or refusal to approve our continuous glucose monitoring systems;

•  withdrawal of approval by the FDA or other regulatory bodies;

•  product recall or seizure;

•  interruption of production;

•  operating restrictions;

•  injunctions; and

•  criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales and profitability to suffer. In addition, we believe MDRs are generally underreported and any underlying problems could be of a larger magnitude than suggested by the number or types of MDRs we receive. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements.

Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products, including software bugs, unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as the QSR, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

We face the risk of product liability claims and may not be able to maintain or obtain insurance.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse or malfunction of, or design flaws in, our products. We may be subject to product liability claims if our products cause, or merely appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. Further, if additional products are approved for marketing, we may seek additional insurance coverage. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

We may be subject to claims against us even if the apparent injury is due to the actions of others or misuse of the device. Our customers, either on their own or following the advice of their physicians, may use our products in a manner not described in the products’ labeling and that differs from the manner in which it was used in clinical studies and approved by the FDA. For example, our SEVEN is designed to be used by a patient continuously for up to seven days, but the patient might be able to circumvent the safeguards designed into the SEVEN and use the product for longer than seven days. Off-label use of products by patients is common, and any such off-label use of our products could subject us to additional liability. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of our products in the market.

We may be subject to fines, penalties and injunctions if we are determined to be promoting the use of our products for unapproved off-label uses.

Although we believe our promotional materials and training methods are conducted in compliance with FDA and other regulations, if the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, the FDA could request that we modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•  billing for services;

•  financial relationships with physicians and other referral sources;

•  inducements and courtesies given to physicians and other health care providers and patients;

•  quality of medical equipment and services;

•  confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

•  medical device reporting;

•  false claims;

•  professional licensure; and

•  labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations which govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

In addition, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. Also, the healthcare regulatory environment may change in a way that restricts our operations.

We are not aware of any governmental healthcare investigations involving our executives or us. However, any future healthcare investigations of our executives, our managers or us could result in significant liabilities or penalties to us, as well as adverse publicity.

The majority of our operations are conducted at two facilities in San Diego, California. Any disruption at these facilities could increase our expenses.

Historically, the majority of our operations have been conducted at a single location in San Diego, California. We recently relocated a portion of our manufacturing operations and research and development to our new facility also located in San Diego, California. We take precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of computer data. However, a natural disaster, such as a fire, flood or earthquake, could cause substantial delays in our operations, damage or destroy our manufacturing equipment or inventory, and cause us to incur additional expenses. The insurance we maintain against fires, floods, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

We may be liable for contamination or other harm caused by materials that we handle, and changes in environmental regulations could cause us to incur additional expense.

Our research and development and clinical processes involve the handling of potentially harmful biological materials as well as hazardous materials. We are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials and we incur expenses relating to compliance with these laws and regulations. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our financial condition. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

We may seek to market our products internationally. Outside the United States, we can market a product only if we receive a marketing authorization and, in some cases, pricing approval, from the appropriate regulatory authorities. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval in addition to other risks. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We have not taken any actions to obtain foreign regulatory approvals. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market outside the United States on a timely basis, or at all.

Our success will depend on our ability to attract and retain our personnel.

We are highly dependent on our senior management, especially Terrance H. Gregg, our recently appointed President and Chief Executive Officer, Andrew K. Balo, our Vice President of Clinical and Regulatory Affairs, and Mark Brister, our Vice President of Advanced Development Teams. Our success will depend on our ability to retain our current management and to attract and retain qualified personnel in the future, including sales persons, scientists, clinicians, engineers and other highly skilled personnel. Competition for senior management personnel, as well as sales persons, scientists, clinicians and engineers, is intense and we may not be able to retain our personnel. In addition, some members of our management team have only recently joined our company. For example, Terrance H. Gregg, our President and Chief Executive Officer, joined us in June 2007. We expect that it will take time for Mr. Gregg to integrate into our company and our business could be harmed if the integration is not successful. The loss of the services of members of our senior management, scientists, clinicians or engineers could prevent the implementation and completion of our objectives, including the commercialization of our current products and the development and introduction of additional products. The loss of a member of our senior management or our professional staff would require the remaining executive officers to divert immediate and substantial attention to seeking a replacement. Each of our officers may terminate their employment at any time without notice and without cause or good reason. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

We expect to continue to expand our operations and grow our research and development, manufacturing, sales, product development and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

We have incurred and will incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the Securities and Exchange Commission, or SEC, will result in increased costs to us as we evaluate the implications of any new rules and regulations and respond to new requirements under such rules and regulations. We are required to comply with many of these rules and regulations, and will be required to comply with additional rules and regulations in the future. As an early commercialization stage company with limited capital and human resources, we will need to divert management’s time and attention away from our business in order to ensure compliance with these regulatory requirements. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

Valuation of share-based payments, which we are required to perform for purposes of recording compensation expense under FAS 123(R), involves significant assumptions that are subject to change and difficult to predict.

On January 1, 2006, we adopted SFAS 123(R), which requires that we record compensation expense in the statement of income for share-based payments, such as employee stock options, using the fair value method. The requirements of SFAS 123(R) have and will continue to have a material effect on our future financial results reported under GAAP and make it difficult for us to accurately predict the impact our future financial results.

For instance, estimating the fair value of share-based payments is highly dependent on assumptions regarding the future exercise behavior of our employees and changes in our stock price. Our share-based payments have characteristics significantly different from those of freely traded options, and changes to the subjective input assumptions of our share-based payment valuation models can materially change our estimates of the fair values of our share-based payments. In addition, the actual values realized upon the exercise, expiration, early termination or forfeiture of share-based payments might be significantly different that our estimates of the fair values of those awards as determined at the date of grant. Moreover, we rely on third parties that supply us with information or help us perform certain calculations that we employ to estimate the fair value of share-based payments. If any of these parties do not perform as expected or make errors, we may inaccurately calculate actual or estimated compensation expense for share-based payments.

SFAS 123(R) could also adversely impact our ability to provide accurate guidance on our future financial results as assumptions that are used to estimate the fair value of share-based payments are based on estimates and judgments that may differ from period to period. We may also be unable to accurately predict the amount and timing of the recognition of tax benefits associated with share-based payments as they are highly dependent on the exercise behavior of our employees and the price of our stock relative to the exercise price of each outstanding stock option.

For those reasons, among others, SFAS 123(R) may create variability and uncertainty in the share-based compensation expense we will record in future periods, which could adversely impact our stock price and increase our expected stock price volatility as compared to prior periods.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue and/or expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, as a result of changes approved by the Financial Accounting Standards Board, or FASB, on January 1, 2006 we began recording compensation expense in our statements of operations for equity compensation instruments, including employee stock options, using the fair value method. Our reported financial results beginning for the first quarter of 2006 and for all foreseeable future periods will be negatively and materially impacted by this accounting change. Other potential changes in existing taxation rules related to stock options and other forms of equity compensation could also have a significant negative effect on our reported results.

Our loan and security agreement contains restrictions that may limit our operating flexibility.

On March 20, 2006, we entered into a loan and security agreement that provides for a loan of up to $5.0 million to finance various equipment and leasehold improvement expenses. The agreement imposes certain limitations on us, including limitations on our ability to:

•  transfer all or any part of our businesses or properties, other than transfers done in the ordinary course of business;

•  engage in any business other than the businesses in which we are currently engaged;

•  relocate our chief executive offices or state of incorporation;

•  change our legal name or fiscal year;

•  replace our chief executive officer or chief financial officer;

•  merge or consolidate with or into any other business organizations, with certain exceptions;

•  permit any person to beneficially own a sufficient number of shares entitling such person to elect a majority of our board of directors;

•  incur additional indebtedness, with certain exceptions;

•  incur liens with respect to any of our properties, with certain exceptions;

•  pay dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, other than repurchases of the stock of former employees;

•  directly or indirectly acquire or own, or make any investment in, any persons, with certain exceptions;

•  directly or indirectly enter into or permit to exist any material transaction with any affiliates except such transactions that are in the ordinary course of business that are done upon fair and reasonable terms that are no less favorable to us than would be obtained in an arm’s length transaction with a non-affiliated company;

•  make any payment in respect of any subordinated debt, or permit any of our U.S. domestic subsidiaries to make any such payment, except in compliance with the terms of such subordinated debt; or

•  store any equipment or inventory in which the lender has any interest with any bailee, warehousemen or similar third party unless the third party has been notified of the lender’s security interest, or become or be controlled by an ‘‘investment company.’’

Complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions.

Risks Related to the Notes and Our Common Stock

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured indebtedness. However, the notes are effectively subordinated in right of payment to all of our secured indebtedness, including any secured indebtedness we may incur in the future, to the extent of the value of the collateral securing such indebtedness. As of August 22, 2007, we had approximately $2.9 million of outstanding secured indebtedness. The indenture governing the notes does not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such indebtedness.

The notes also are effectively subordinated in right of payment to all unsecured and secured liabilities of our subsidiaries, if any. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to our subsidiaries, we, as an equity owner of the subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of the subsidiary’s creditors, including trade creditors and preferred equity holders. As of August 28, 2007, we had no subsidiaries. The indenture governing the notes does not prohibit any subsidiaries that we may form or acquire from incurring indebtedness in the future.

The notes contain no financial covenants, therefore, the note holders will not have protection against adverse changes in our business.

The indenture does not contain any financial covenants or restrict our ability to repurchase our securities other than the notes in accordance with their terms, pay dividends or make restricted payments. Furthermore, the indenture contains only limited protections in the event of a change in control. We could also engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock.

Debt service obligations may adversely affect our cash flow.

We may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of the notes and our other indebtedness when due. Our leverage could have significant negative consequences, including:

•    increasing our vulnerability to general adverse economic and industry conditions;

•    limiting our ability to obtain additional financing on satisfactory terms, if at all;

•    requiring the dedication of a portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes;

•    limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

•    placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

We may not have the ability to repurchase the notes in cash when required, or at maturity, as required by the indenture governing the notes.

Holders of the notes have the right to require us to repurchase the notes on specified dates or upon the occurrence of a fundamental change as described under “Description of Notes.” We may not have sufficient funds to repurchase the notes in cash when required or have the ability to arrange necessary financing on acceptable terms or at all. Similarly, if we default under any existing credit facilities to which we may be a party, we may be unable to make any cash payments due upon a fundamental change or upon the maturity of the notes.

A fundamental change may also constitute an event of default under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of agreements relating to our other indebtedness outstanding at the time.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders have the right to require us to repurchase the notes. However, the fundamental change provisions do not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes.”

However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate holders of notes for any lost value of your notes as a result of such transaction.

If a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted during the 30 business days prior to the anticipated effective date of such fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes — Adjustments of Average Prices — Adjustments to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate holders of notes for any lost value of on the notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than or equal to $50.00 per share or less than $6.50 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 153.8 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rate Adjustments.”

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile. Holders may be unable to sell the notes at the price they desire or at all.

There can be no assurance that a liquid market will be maintained for the notes, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices they receive if or when holders sell the notes will be above their initial offering price. We do not intend to list the notes on any national securities exchange. The initial purchaser has advised us that it intends to maintain a market in the notes, but it has no obligation to do so and may cease its market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the pendency of any shelf registration statement or exchange offer. The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•         changes in the overall market for debt securities;

•         changes in the trading price of our common stock;

•         changes in our financial performance or prospects;

•         the prospects for companies in our industry generally;

•         the number of holders of the notes;

•         the interest of securities dealers in making a market for the notes; and

•         prevailing interest rates.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating of the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

Holders will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the notes), but if holders subsequently convert their notes into common stock, such holders will be subject to all changes affecting the common stock. Holders will have rights with respect to our common stock only if and when we deliver shares of common stock to such holders upon conversion of their notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to holders, such holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Call spread transactions may affect the value of the notes and our common stock.

In an effort to reduce a portion of the potential dilution from conversion of the notes, we entered into issuer call spread transactions with investors pursuant to which we have the right to purchase shares of our common stock in an amount equal to the number of shares underlying the notes at a strike price equal to the conversion price of the notes. We may simultaneously sell to the counterparty options to purchase shares of our common stock in an amount equal to the number of shares underlying the convertible notes at prices in excess of the conversion price of the notes. We do not expect the call spread transactions to eliminate all, and they may not eliminate a material amount or any, of such dilution risk. The call spread transactions have expiration dates that result in 25% of the call options expiring every six months for two years from the date of the offering. As a result, they will not protect us from the effects of market appreciation of our stock after that time. The counterparty with whom we entered into these call spread transactions is likely to hedge its obligation to deliver shares under the call options we purchase by purchasing shares of our common stock, and is likely to modify its hedge positions throughout the life of the notes by purchasing and selling shares of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock, or they may cause a decrease in the market price of our common stock. Furthermore, these activities may increase or decrease the volatility of our common stock. In addition, if the counterparty concludes that we are unlikely to exercise our call option for any reason, including because the market price of our common stock is below the strike price for the call option, it may reduce or eliminate its hedge position, which could adversely effect the value of our common stock.

As a result, these activities may adversely affect the value of the notes and the value of the common stock you receive upon conversion of the notes.

Our stock price has been volatile historically and may continue to be volatile.

Fluctuations in the trading price of our common stock may prevent holders from being able to convert the notes, may impact the trading price of the notes and may make the notes more difficult to resell.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Since our initial public offering in April 2005, the closing sale price of our common stock on The Nasdaq Global Market ranged from $6.17 to $26.70 per share, and the closing sale price on August 24, 2007 was $8.81 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and prices for companies in our industry, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

The receipt of common stock from a designated financial institution in an exchange in lieu of conversion will be a taxable event for U.S. federal income tax purposes.

As described below under “Description of Notes — Conversion Procedures,” if a holder surrenders notes for conversion, we may direct such notes to be offered to a designated financial institution. If the designated financial institution accepts the notes and delivers common stock and cash for any fractional shares in exchange for the notes, such an exchange in lieu of conversion will be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”

Holders may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though holders do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, holders may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in our company could be treated as a deemed taxable dividend to you.

If certain types of fundamental changes occur on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “U.S. Federal Income Tax Considerations.”

If a holder is a Non–U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “U.S. Federal Income Tax Considerations.”

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of our stock.

Our restated certificate of incorporation and restated bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

•    establish a classified board of directors, so that not all members of our board may be elected at one time;

•    set limitations on the removal of directors;

•    limit who may call a special meeting of stockholders;

•    establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•    do not permit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors;

•    prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•    provide our board of directors the ability to designate the terms of and issue a new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

We have also adopted a stockholder rights plan that may discourage, delay or prevent a change of control and make any future unsolicited acquisition attempt more difficult. Under the rights plan:

•    the rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 15% of our outstanding common stock by a person or group, with limited exceptions;

•    each right entitles the holder, other than an acquiring person, to acquire shares of our common stock at a 50% discount to the then prevailing market price; and

•    our board of directors may redeem outstanding rights at any time prior to a person becoming an acquiring person, at a price of $0.0001 per right. Prior to a person becoming an acquiring person, the terms of the rights may be amended by our board of directors without the approval of the holders of the rights.

FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus or any documents incorporated by reference in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus or any documents incorporated by reference in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

RATIO OF EARNINGS TO FIXED CHARGES

The financial information provided in the table below should read be in conjunction with our financial statements and the related notes incorporated by reference into this prospectus. The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. As earnings are inadequate to cover the combined fixed charges, we have provided the deficiency amounts. For purposes of calculating this deficiency, earnings consist of income (loss) from continuing operations before fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense. For the periods indicated below, we had no outstanding shares of preferred stock with required dividend payments.

						Six Months
						Ended
	Fiscal Year Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2007
Deficiency of earnings available to cover fixed charges (in thousands)	$(7,708)	$(9,915)	$(13,946)	$(30,767)	$(46,599)	$(22,265)

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes or shares of common stock underlying the notes by the selling securityholders.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of March 9, 2007 (the “indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Holders may request copies of the indenture and the registration rights agreement from us as described under “Where you can find more information.”

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in those agreements. We urge holders to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to DexCom, Inc.

General

The notes:

•             are our general unsecured, senior obligations;

•             are in an aggregate principal amount of $60 million;

•             will mature on March 15, 2027, unless earlier converted or repurchased;

•             are issued in denominations of $1,000 and integral multiples of $1,000;

•             are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “Book Entry, settlement and clearance;” and

•             are eligible for trading on The PORTAL Market.

The notes may be converted initially at a conversion rate of 128.2051 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $7.80 per share of common stock). The conversion rate is subject to adjustment if certain events occur. We will initially settle conversions of the notes by delivering a number of shares of our common stock equal to the conversion rate for each $1,000 principal amount of the notes. Holders will not receive any separate cash payment for interest or additional and special interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. Other than restrictions described under “Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “Conversion Rights — Conversion Rate Adjustments — Adjustments to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of and interest (including additional and special interest, if any) on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

The registered holder of a note will be treated as the owner of it for all purposes including, without limitation, for all notices required under the indenture.

We will pay principal of certificated notes at an office or agency designated by us for that purpose. We have initially designated Wells Fargo Bank, National Association as our paying agent and registrar and notes may be presented for payment or for registration of transfer at their office. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional and special interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the U.S., which application shall remain in effect until the holder notifies the registrar to the contrary in writing.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including signature guarantees. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. Holders may not sell or otherwise transfer notes or common stock issued upon conversion of notes except in compliance with the provisions set forth below under “Transfer Restrictions” and “— Registration Rights.” We are not required to transfer or exchange any note surrendered for conversion or selected for redemption.

Interest

The notes bear interest at a rate of 4.75% per year. Interest on the notes accrues from March 9, 2007. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2007. We will pay additional and special interest, if any, under the circumstances described under “— Registration Rights.” We will pay special interest, if any, under the circumstances described under “— Events of Default.”

Interest will be paid to the person in whose name a note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional and special interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes are our general unsecured obligations and rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness will be available to pay obligations on the notes only after all indebtedness under such secured indebtedness has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. As of August 22, 2007, our total short and long term indebtedness was approximately $63.5 million.

The notes are structurally subordinated to all liabilities of our subsidiaries. We currently have no subsidiaries.

Automatic Conversion

We may elect to automatically convert some or all of the notes at any time on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price (referred to as the “auto-conversion price”) for at least 20 trading days during any consecutive 30-day trading period ending within five trading days prior to the notice of automatic conversion. We refer to this as an “automatic conversion.” The notice of automatic conversion must be given not more than 30 and not less than 20 days prior to the date of automatic conversion. During the two-year period after the issue date of the notes, we may automatically convert the notes only if a registration statement with respect to the resale of our common stock issuable upon conversion has been declared effective prior to the date of the notice of such automatic conversion and such registration statement remains effective on the date of automatic conversion.

If an automatic conversion occurs on or prior to March 15, 2010, we will pay additional interest in cash or, at our option in shares of our common stock to holders of new notes being converted. This additional interest shall be equal to three years’ worth of interest less any interest actually paid or provided for prior to the date of automatic conversion. We will specify in the automatic conversion notice whether we will pay the additional interest in cash or common shares. If we elect to pay the additional interest in common shares, the common shares will be valued at the auto-conversion price.

If we automatically convert some, but not all, of the notes, the trustee will select the notes to be automatically converted in principal amount of $1,000 or in whole multiples thereof, by lot or on a pro rata basis or by another method that the trustee considers fair and appropriate. If any notes are to be automatically converted in part only, we will issue a note or notes with a principal amount equal to the unconverted principal portion thereof. If a portion of a holder’s new notes is selected for partial auto-conversion and such holder voluntarily converts a portion of such holder’s new notes, the voluntarily converted portion will be deemed to be taken from the portion selected for auto-conversion.

Holders will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon conversion but will be required to pay any stamp or transfer tax or duty if the common shares issued upon conversion of the new notes is in a name other than your name. Certificates representing common shares will not be issued or delivered unless all stamp or transfer taxes and duties, if any, payable by the holder have been paid.

Optional Redemption

No sinking fund is provided for the notes. Prior to March 20, 2010, the notes will not be redeemable. On or after March 20, 2010, we may redeem for cash all or part of the notes at any time, upon not less than 20 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, including additional and special interest, if any, to, but excluding, the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis by another method the trustee considers fair and appropriate, subject to applicable DTC procedures.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

Conversion Rights

General

Holders may convert their notes at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate will be 128.2051 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $7.80 per share of common stock), and will be subject to adjustment as provided below. We will settle conversions of the notes by delivering a number of shares of our common stock equal to the conversion rate for each $1,000 principal amount of the notes.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

Upon conversion, holders will not receive any separate cash payment for accrued and unpaid interest and additional and special interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the holder of record on such record date. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined below) of our common stock on the last day of the observation period (as defined below). Our delivery to you of the full number of shares of our common stock, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•        the principal amount of the note; and

•                      accrued and unpaid interest and additional and special interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional and special interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional and special interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional and special interest, if any, payable on the notes so converted; provided that no such payment need be made:

•    if we have specified a redemption date or fundamental change repurchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date;

•    in respect of any conversion that occurs after the record date for the interest payment due on March 15, 2012; or

•             to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 153.8 per $1,000 principal amount of notes, whether as a result of an increase in the conversion rate in connection with a fundamental change or otherwise, subject in each case to adjustment in the same manner as the conversion rate as set forth under clause (1) through (3) of “— Conversion Rate Adjustments”(the limitations on the conversion rate set forth in this sentence are herein referred to as the “Conversion Rate Cap”). We have agreed that we will not take any action described in clauses (4) or (5) under “— Conversion Rate Adjustments” if, as a result of such action, the conversion rate adjustment that would otherwise be made pursuant to the provisions of (4) or (5) would be limited by the Conversion Rate Cap, unless such action would not result in a violation of NASD Rule 4350 as such rule or successor to such rule may be then in effect and interpreted by the NASD (or any similar rule of any other stock exchange which is the primary exchange upon which the company’s common stock is listed). If such action would not result in a violation of NASD Rule 4350, or any successor rule or similar rule of any other stock exchange which is the primary exchange upon which our common stock is then listed, then the Conversion Rate Cap shall not apply to such action taken by us.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note. If required, you must also pay funds equal to the interest (including additional and special interest, if any) payable on the next interest payment date and all transfer or similar taxes that may be applicable to such conversion.

If you hold a certificated note, to convert you must:

•             complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•             deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•             if required, furnish appropriate endorsements and transfer documents;

•             if required, pay all transfer or similar taxes; and

•             if required, pay funds equal to the interest payable on the next interest payment date. The date you comply with these requirements is the conversion date under the indenture.

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, the number of shares of our common stock and/or cash that the holder of those notes is entitled to receive upon conversion. We may, but will not be obligated to, enter into a separate agreement with the designated institution that would compensate it for any such transaction. If the designated institution accepts any such notes, it will deliver the appropriate number of shares of common stock and/or cash to the conversion agent and the conversion agent will deliver those shares and/or cash to the holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, convert the notes into shares of common stock. Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. Delivery to the holder of such common stock and/or cash will be deemed to satisfy our obligation to pay the principal amount and accrued and unpaid interest, including additional and special interest, if any, to, but not including, the conversion date, regardless of whether such delivery is made by us or by the designated institution.

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Payment Upon Conversion

We will settle conversions of the notes by delivering a number of shares of our common stock equal to the conversion rate for each $1,000 principal amount of the notes.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based on the daily VWAP for the final trading day of the applicable observation period).

“Daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DXCM.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

“Observation period” with respect to any note means the 20 consecutive trading day period beginning on and including the second trading day after the related conversion date, except that with respect to any conversion date occurring during the period beginning on December 15, 2011, and ending at 5:00 p.m. (New York City time) on the second scheduled trading day prior to maturity, “observation period” means the first 20 trading days beginning on and including the 22nd scheduled trading day prior to maturity.

For the purposes of determining payment upon conversion, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no market disruption event. “Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, and at the same time as the common stockholders participate, in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ CR0	CR’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

CR’ = the conversion rate in effect immediately after such ex date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex date or effective date; and

OS’ = the number of shares of our common stock outstanding immediately after such ex date or effective date.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ CR0	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such issuance; CR’ = the conversion rate in effect immediately after such ex date;

OS0 = the number of shares of our common stock outstanding immediately after such ex date;

X = the total number of shares of our common stock issuable pursuant to such rights; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of the issuance of such rights.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding

•      dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•      dividends or distributions paid exclusively in cash;

then the conversion rate will be adjusted based on the following formula:

CR’ CR0	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such distribution;

CR’ = the conversion rate in effect immediately after such ex date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex date for such distribution; and FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’ CR0	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ CR0	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such distribution;

CR’ = the conversion rate in effect immediately after the ex date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ CR0	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires.

If application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a stock split).

We are permitted, to the extent permitted by law and subject to the applicable rules of The Nasdaq Global Stock Market (or other applicable exchange rules), to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “U.S. Federal Income Tax Considerations.”

We currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•             upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•             upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by us or any of our subsidiaries;

•             upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•             for a change in the par value of the common stock; or

•             for accrued and unpaid interest and additional and special interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, Reclassifications and Changes of our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of our and our subsidiaries’ consolidated assets substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Average Prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustments to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes in connection with a transaction of the type described in clause (1), (2), (3) or (4) of the definition of fundamental change (as defined under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”) that is consummated on or before March 15, 2010, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first column of the table below (i.e., the column headings) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock Price on Effective Date	March 9, 2007	March 15, 2008	March 15, 2009	March 15, 2010
$6.50	25.6	25.6	25.6	25.6
$8.50	19.3	15.7	10.6	0.0
$10.50	13.5	9.3	4.9	0.0
$12.50	11.3	7.6	3.8	0.0
$14.50	9.7	6.6	3.3	0.0
$16.50	8.5	5.8	2.9	0.0
$18.50	7.6	5.1	2.6	0.0
$20.50	6.9	4.6	2.3	0.0
$30.00	4.7	3.2	1.6	0.0
$40.00	3.5	2.4	1.2	0.0
$50.00	2.8	1.9	1.0	0.0

The exact stock prices and effective dates relating to a fundamental change may not be set forth in the table above, in which case:

•             if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•             if the stock price is greater than $50.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•             if the stock price is less than $6.50 per share (subject to adjustment), no additional shares will be issued upon conversion.

The requirement that we increase the conversion rate by the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase at Option of the Holder

Holders have the right to require us to repurchase the notes for cash on March 15, 2012, March 15, 2017 and March 15, 2022. We will be required to repurchase any outstanding note for which holders deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable for a note will be equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. Holders’ right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 20 business days of the repurchase date.

To exercise the repurchase right, holders must deliver, on or before the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•             if certificated, the certificate numbers of such holders’ notes to be delivered for repurchase;

•             the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•             that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal shall state:

•             the principal amount of the withdrawn notes;

•             if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•             the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the repurchase date, subject to extension to comply with applicable law. Holders will receive payment of the repurchase price promptly following the later of the repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the repurchase price of the notes on the business day following the repurchase date, then:

•             the notes will cease to be outstanding and interest, including any additional and special interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•             all other rights of the holder will terminate (other than the right to receive the repurchase price and previously accrued and unpaid interest (including any additional and special interest) upon delivery or transfer of the notes).

No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price.

If a holder elects to cause us to repurchase its notes, we may not have enough funds to pay the repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then-existing borrowing arrangements or otherwise. See “Risk Factors” under the caption “We may not have the ability to repurchase the notes when required, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Fundamental Change Permits Holders To Require Us To Repurchase Notes

If a fundamental change occurs at any time, holders will have the right, at such holder’s option, to require us to repurchase any or all of such holder’s notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including additional and special interest, if any, to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change repurchase date will be a business day specified by us that is not less than 20 nor more than 35 calendar days following the date of our fundamental change notice as described below. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)     a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)     consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3)     our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)     our common stock (or other common stock or ADRs into which the notes are then convertible) ceases to be listed on a U.S. national securities exchange or quoted on an established over-the-counter trading market in the U.S.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 90% or more of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights, in connection with the transaction or transactions otherwise constituting the fundamental change consists of shares of common stock or ADRs traded on a U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the U.S. or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•             the events causing the fundamental change;

•             the date of the fundamental change;

•             the last date on which a holder may exercise the repurchase right;

•             the fundamental change repurchase price;

•             the fundamental change repurchase date;

•             the name and address of the paying agent and the conversion agent, if applicable;

•             if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•             if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•             the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, holders must deliver, on or before the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Holders’ repurchase notice must state:

•             if certificated, the certificate numbers of such holders’ notes to be delivered for repurchase;

•             the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•             that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•             the principal amount of the withdrawn notes;

•             if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•             the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•             the notes will cease to be outstanding and interest, including any additional and special interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•             all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including any additional and special interest) upon delivery or transfer of the notes).

The repurchase rights of the holders could discourage a potential acquiror of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then-existing borrowing arrangements or otherwise. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

Incurrence of Indebtedness

Unless and until the aggregate principal amount of notes outstanding is less than $10 million, we shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to

(collectively, “incur”) any Indebtedness that is senior to or pari passu with the Notes without the prior consent of holders of not less than a majority in aggregate principal amount of the Notes then outstanding. However, the foregoing limitation shall not limit (i) the incurrence by the Company of Indebtedness represented by mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company and related fees and expenses, (ii) Indebtedness incurred to finance accounts receivable or inventory not to exceed the greater of (a) $5 million and (b) the Borrowing Base, in each case at any one time outstanding, (iii) the incurrence by the Company of Indebtedness represented by the Notes or (iv) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed $15 million at any one time outstanding. For the purposes of this covenant, the term “Indebtedness” shall mean any indebtedness of the Company or its subsidiaries in respect of borrowed money, whether or not evidenced by bonds, notes, debentures or similar instruments.

For the purposes of this covenant, “Borrowing Base” means, as of any date, an amount equal to:

(1)           85% of the face amount of all accounts receivable owned by the Company as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2)           50% of the book value of all inventory, net of reserves, owned by the Company as of the end of the most recent fiscal quarter preceding such date.

For the purpose of this covenant, Indebtedness of subsidiaries will be deemed to be “senior” unless it is specifically by its terms made subordinated to the notes.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or is a corporation, limited liability company, partnership or trust organized and existing under the laws of a jurisdiction outside the United States; (ii) such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (iii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture. Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Reports

We will deliver to the trustee, within 15 days after filing with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Events of Default

Each of the following is an event of default:

(1)     default in any payment of interest (including additional and special interest, if any) on any note when due and payable and such default continues for a period of 30 days; default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase or redemption, upon declaration or otherwise; our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such default continues for a period of 5 days;

(2)     our failure to give notice of a fundamental change as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” when due;

(3)     our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(4)     our failure to comply with any of our other agreements contained in the notes or the indenture for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(5)     default by us or any of our significant subsidiaries (as defined in Regulation S-X under the Exchange Act) in the payment of the principal or interest (by the end of the applicable grace period, if any) on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, indebtedness for money borrowed in excess of $10,000,000 in the aggregate of us and/or any of our significant subsidiaries, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness in excess of $10,000,000 in the aggregate becoming or being declared due and payable prior to the scheduled maturity thereof or not being paid by us when due at the scheduled maturity thereof;

(6)     the rendering of a final judgment for the payment of $10,000,000 or more (excluding any amounts covered by insurance) against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(7)     certain events of bankruptcy, insolvency, or reorganization involving us or any of our significant subsidiaries.

Our obligations under the indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest and additional and special interest, if any, or, to the extent the notes are converted, amounts into which the notes are convertible.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional and special interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional and special interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described above under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 180th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest as the sole remedy for an event of default relating to the failure to comply with reporting obligations in the indenture, which are described above under “— Reports”, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional and special interest or any payment of the redemption price or fundamental change repurchase price or any provision which may not be modified or amended without the consent of the holder of each outstanding note affected) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest, including additional and special interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest (including additional and special interest, if any) when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)     such holder has previously given the trustee notice that an event of default is continuing;

(2)     holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)     such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)     the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)     the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)     reduce the rate of or extend the stated time for payment of interest, including additional and special interest, on any note;

(2)     reduce the principal of or extend the stated maturity of any note;

(3)     make any change that impairs or adversely affects the right of a holder to convert any note or the conversion rate thereof;

(4)     reduce the redemption price or repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the indenture, definitions or otherwise;

(5)     make any note payable in currency other than that stated in the note;

(6)     change the ranking of the notes in a manner adverse to holders of the notes;

(7)     impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8)     make any change in the provisions of the indenture which require each holder’s consent, in the provisions relating to waivers of past defaults or in the provisions relating to amendment of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)     cure any ambiguity or correct any omission, defect or inconsistency in the indenture, so long as such action will not adversely affect the interests of holders of the notes;

(2)     provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3)     provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)     add guarantees with respect to the notes;

(5)     secure the notes;

(6)     add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7)     make any change that does not materially adversely affect the rights of any holder;

(8)     comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(9)     conform the provisions of the indenture to the “Description of Notes” section in the offering memorandum.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any discharge or repurchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The global notes

The notes were initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note is limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•             upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchaser; and

•             ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The global notes and beneficial interests in the global notes are subject to restrictions on transfer as described under “Transfer Restrictions.”

Book–entry procedures for the global notes

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchaser are responsible for those operations or procedures.

DTC has advised us that it is:

•             a limited purpose trust company organized under the laws of the State of New York;

•             a “banking organization” within the meaning of the New York State banking law;

•             a member of the Federal Reserve System;

•             a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•             a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•             will not be entitled to have notes represented by the global note registered in their names;

•             will not receive or be entitled to receive physical, certificated notes; and

•             will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional and special interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•             DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•             DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•             we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant); or

•             an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Registration Rights

This prospectus is part of a shelf registration statement under the Securities Act that was filed to register resales of the notes and shares of common stock into which the notes are convertible. The notes and shares of common stock into which the notes are convertible are referred to collectively as registrable securities. The following summary of the registration rights under the registration rights agreement is not complete. You should refer to the registration rights agreement and the form of note listed as exhibits to the registration statement in connection with this prospectus for a full description of the registration rights that apply to the notes.

We will use our reasonable best efforts to keep this shelf registration statement effective until the earliest of:  (1) the second anniversary of the closing date of the issuance of the notes;  (2) the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell all such securities pursuant to Rule 144(k) under the Securities Act of 1933 or any successor provision, immediately without volume, manner of sale or other restriction;  (3) the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell all such securities pursuant to Rule 144 under the Securities Act of 1933 or any successor provision, under which any legend borne by the common stock issuable upon conversion of the notes relating to restrictions on transferability thereof is removed;  (4) the date when all notes and common stock issuable upon conversion of the notes registered under the shelf registration statement are sold or transferred pursuant thereto;  (5) the date when all notes and common stock issuable upon conversion of the notes have ceased to be outstanding or are otherwise freely transferable.

We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

In order to be named as a selling security holder in the related prospectus at the time of effectiveness, the holder must complete and deliver a notice and questionnaire to us within 10 days prior to effectiveness of the registration statement. Upon receipt of any completed questionnaire, together with such other information as we may reasonably request from a holder of such notes, we will, as promptly as reasonably practicable, but in any event within 30 business days of receipt, file such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

We will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period or 60 days in any 6 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling securities pursuant to the shelf registration statement:

•             the holder will be required to be named as a selling securityholder;

•             the holder will be required to deliver a prospectus to purchasers;

•             the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•             the holder will be bound by the provisions of the registration rights agreement that are applicable to the holder (including indemnification obligations).

We will agree to pay predetermined additional and special interest as described herein, which we refer to as additional and special interest, to holders of the notes if the prospectus is unavailable for periods in excess of those permitted above. The additional and special interest, if any, is payable at the same time and in the same manner and to the same persons as ordinary interest. The additional and special interest will accrue until unavailability is cured in respect of any notes required to bear the legend set forth in “Transfer Restrictions,” at a rate per year equal to 0.25% of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.5% after the first 90 days. However, no additional and special interest or other additional amounts will accrue following the end of the period during which we are required to use our reasonable efforts to keep the shelf registration statement effective.  In addition, no additional and special interest or other additional amounts will be payable in respect of shares of common stock into which the notes have been converted.

The additional and special interest will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations. However, if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our restated certificate of incorporation and restated bylaws and to the provisions of applicable Delaware law.

Common Stock

As of August 24, 2007, there were 28,433,246 shares of common stock outstanding held by 197 stockholders of record.

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to receive liquidation distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders will be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon conversion of the notes will be fully paid and nonassessable.

Preferred Stock

As of August 28, 2007, there were no shares of preferred stock outstanding. Our board of directors is authorized, subject to the limits imposed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, without any further vote or action by the stockholders.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of DexCom and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Our restated certificate of incorporation authorizes 500,000 shares of Series A junior participating preferred stock that are purchasable upon exercise of the rights under our rights agreement. These shares are:

•             not redeemable;

•             entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of an amount equal to 100 times the dividend declared per share of our common stock;

•             in the event of a liquidation, dissolution or winding up, a minimum preferential payment of $1.00, and thereafter the holders of the preferred shares will be entitled to an aggregate payment of 100 times the aggregate payment made per common share;

•             entitled to 100 votes, voting together with our common stock;

•             in the event of a merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, entitled to receive 1,000 times the amount received per share of our common stock; and

•             entitled to anti-dilution protections.

Registration Rights

Pursuant to the terms of our second amended and restated investors’ rights agreement, holders of approximately 3,192,939 (other than holders of the notes) shares of common stock or their respective transferees have the right to require us to register such shares with the Securities and Exchange Commission so that those shares may be publicly resold, subject to certain limitations in such agreement.

Right to demand registration. Holders of 3,192,939 (other than holders of the notes) shares of common stock have demand registration rights. At any time six months after the closing of the offering, these stockholders can request that we file a registration statement so they can publicly sell their shares. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in a registration statement.

Who may make a demand. The holders of at least 40% of the shares with the registration rights described above have the right to demand that we file a registration statement on a form other than Form S-3, so long as the amount of securities to be sold in that registration will result in aggregate proceeds of at least $7,500,000, net of any underwriters’ fees, discounts or commissions. If we are eligible to file a registration statement on Form S-3, the holders of 10% of the shares with the registration rights described above will have the right to demand that we file a registration statement on Form S-3, so long as the amount of securities to be sold in that registration will result in an aggregate price to the public of not less than $1,000,000, net of any underwriters’ fees, discounts or commissions.

Number of times holders can make demands. We are only be required to file an aggregate of two registration statements on demand, provided such registration statements have been declared or ordered effective, on a form other than Form S-3. If we are eligible to file a registration statement on Form S-3, we are not required to file more than two such registration statements during any 12-month period.

Postponement. We may postpone the filing of a registration statement on a form other than Form S-3 for up to 120 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders. In the case of a registration statement on Form S-3, our postponement period is limited to no more than 120 days once in a 12-month period.

Piggyback registration rights. Holders of approximately 3,192,939 (other than holders of the notes) shares of common stock have the right to include their shares in a registration statement, other than the registration statement for the notes and the common stock the notes are convertible into, if we register any securities for sale. The underwriters of any underwritten offering will have the right to limit or exclude the number of shares to be included in a registration statement, provided that no such limitation shall reduce the amount of securities held by the holders of shares with registration rights below 30% of the total amount of securities included in such registration.

Expenses of registration. We will pay all of the expenses relating to any demand, piggyback or Form S-3 registration. However, we will not pay for any expenses of any demand or Form S-3 registration if the request is subsequently withdrawn by the holders requesting that we file such registration statement, subject to limited exceptions. We are not obligated to pay any underwriting discounts or selling commission applicable to any such registration.

Expiration of registration rights. The registration rights described above expire in April 2012. The registration rights will terminate earlier with respect to a particular stockholder to the extent the shares held by and issuable to such holder may be sold under Rule 144 of the Securities Act in any 90 day period.

Anti-Takeover Provisions

Provisions of Delaware law and our restated certificate of incorporation and restated bylaws could make the acquisition of DexCom and the removal of incumbent directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of DexCom to negotiate with us first.

Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders.

Restated certificate of incorporation and restated bylaw provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•             Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•             Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of such delay may deter a potential offeror.

•             Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or our president.

•             Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

•             Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Rights agreement

Under our rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a price of $150 for each one one-hundredth of a share of Series A junior participating preferred stock (subject to adjustment) under circumstances provided for in the rights agreement. The purpose of our rights agreement is to:

•             give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

•             deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

•             prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer. Until a distribution date occurs, the rights will:

•             not be exercisable;

•             be represented by the same certificate that represents the shares with which the rights are associated; and

•             trade together with those shares.

The rights will expire at the close of business on April 19, 2015, unless earlier redeemed or exchanged by us. Following a distribution date, the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock. A distribution date would occur upon the earlier of:

•             ten days after a public announcement that the person has become an acquiring person; or

•             ten business days after a person announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an acquiring person.

A holder of rights will not, as such, have any rights as a stockholder, including the right to vote or receive dividends.

Under our rights agreement, a person becomes an acquiring person if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock. In addition, an acquiring person shall not include us, any of our subsidiaries, or any of our employee benefit plans or any person or entity holding shares of our common stock pursuant to such employee benefit plans. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.

If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value of two times the purchase price. If, a person becomes an acquiring person and either:

•             we merge or enter into any similar business combination transaction with the acquiring person and we are not the surviving corporation; or

•             50% or more of our assets or earning power is sold or transferred to an acquiring person,

each holder of a right, other than the acquiring person, will be entitled to purchase a number of shares of common stock of the acquiring entity having a market value of two times the purchase price.

After a person becomes an acquiring person, but prior to such person acquiring more than 50% of our outstanding common stock, our board of directors may exchange each right, other than rights owned by the acquiring person, for

•             one share of common stock;

•             one one-hundredth of a share of our Series A junior preferred stock; or

•             other equivalent securities.

At any time before a person becomes an acquiring person, our board of directors may redeem all of the rights at a redemption price of $0.0001 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

At any time before a person becomes an acquiring person, our board of directors may amend any provision in the rights agreement without stockholder consent. After the rights are no longer redeemable, our board of directors may only amend the rights agreement without stockholder consent if such amendment would not adversely affect the interests of the holders of rights, or cause the rights to again become redeemable.

The adoption of the rights agreement and the distribution of the rights should not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable in accordance with the rights agreement.

Limitation of Liability and Indemnification of Officers and Directors

As permitted by the Delaware General Corporation Law, our restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•             for any breach of the director’s duty of loyalty to us or our stockholders,

•             for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•             under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

•             for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, our restated bylaws provide that:

•             we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions,

•             we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law,

•             we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions, and the rights conferred in the bylaws are not exclusive.

NASDAQ Global Market Listing

Our common stock is listed on The Nasdaq Global Market under the trading symbol “DXCM.”

Transfer Agent

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. There can be no assurances that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or, holding or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their initial issue price and hold the notes or common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”) or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. Holders” means beneficial owners of notes or common stock that for U.S. federal income tax purposes are (1) individuals who are citizens or residents of the United States, (2) corporations, or entities treated as corporations, created or organized under the laws of the United States or any state thereof or the District of Columbia,

(3)  estates the income of which is subject to U.S. federal income taxation regardless of its source, or

(4)  trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) a trust has in effect a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes. A “Non-U.S. Holder” is a beneficial owner of notes or shares of common stock that is not a U.S. Holder. If a partnership or other entity that is treated as fiscally transparent for U.S. federal income tax purposes is a beneficial owner of a note (or common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity.

Taxation of interest

U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.  We may be required to make additional payments to holders of the notes in excess of stated principal and interest if we do not file or cause to be declared, or keep, effective, a registration statement, as described under “Description of Notes — Registration Rights” or if we automatically convert some or all of the notes prior to maturity, as described under “Description of Notes — Automatic Conversion.” We believe that the possibility that we would be required to make such payments is “remote” within the meaning of applicable Treasury Regulations under the Code and therefore are taking the position that the notes are not subject to the special rules governing “contingent payment” debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position in a timely-filed tax return for the taxable year in which such U.S. Holder acquired the note. Assuming that our position is respected but that we do make additional payments, U.S. Holders would be required to recognize as ordinary income the amount of any such additional payment at the time such payment is received or accrued, in accordance with their regular method of accounting. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. Holders could be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of the issuance of the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale or exchange of a note prior to the resolution of all contingencies. Please note that the tax consequences of this methodology are uncertain and subject to challenge by the IRS. You should consult your own tax advisors with respect to the tax consequences related to such payments or potential payments and the potential application of the contingent payment debt rules to the notes and the consequences thereof.

Possible effect of the adjustment to conversion rate upon a fundamental change

In certain situations, we may be obligated to adjust the conversion rate of the notes (as described above under “Description of Notes — Adjustments Of Average Prices — Adjustments to shares delivered upon conversion upon certain fundamental changes”). The treatment of such adjustment for tax purposes is uncertain. It is possible that such adjustment could be treated as (1) a contingent payment of additional interest, (2) a constructive dividend, as discussed under “— U.S. Holders — Constructive dividends” below, since it takes the form of an adjustment to the conversion rate, or (3) a deemed taxable exchange to a holder (see discussion, “Sale exchange redemption or other disposition of notes”), and the modified note could be treated as newly issued at that time. Each holder should consult its own tax advisor as to the effect of such adjustment. Although the issue is not free from doubt, we intend to take the position that the likelihood of the occurrence of a fundamental change is “remote” within the meaning of applicable Treasury Regulations and that therefore the notes should not be treated as contingent payment debt instruments. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. Holders could be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of the issuance of the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale or exchange of a note prior to the resolution of all contingencies. Our determination that the likelihood of a fundamental change is remote is binding on you for federal income tax purposes unless you disclose your contrary position in a timely-filed tax return for the taxable year in which you acquire a note. You should consult your own tax advisors with respect to the tax consequences related to adjustments to the conversion rate and the potential application of the contingent payment debt rules to the notes and the consequences thereof.

Repurchase options

In the event that there is a fundamental change, holders of notes will have the right to require us to repurchase their notes at 100% of the principal amount plus accrued and unpaid interest, if any (see “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes”).  Further, on or after March 15, 2010, we may redeem the notes, in whole or in part, at our option at 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest (see “Description of Notes — Optional Redemption”). We intend to take the position that the likelihood of such payments is remote and/or incidental under the applicable Treasury Regulations under the Code; therefore, we do not intend to treat the potential payments as part of the yield to maturity of the notes for purposes of the original issue discount provisions of the Code. Our determination that these contingencies are remote and/or incidental is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder, under the original issue discount provisions of the Code and regulations, might be required to accrue income on its notes in excess of stated interest and prior to the receipt of cash, and may be required to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event that the Optional Redemption or Fundamental Change occurs, the amount and timing of the income recognized by a U.S. Holder would be affected.

Market Discount

A U.S. Holder that acquires a note at a “market discount,” that is, at a price less than the note’s stated principal amount at maturity (generally, the sum of all payments required under the note other than payments of stated interest), may be affected by the market discount rules of the Code. Subject to a de minimis exception, the market discount rules generally require a U.S. Holder who acquires a note at a market discount to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of such principal payment or note disposition. In general, the amount of market discount that has accrued is determined under the ratable accrual method, or, at the election of the holder, on a constant yield basis. Such an election applies only to the note with respect to which it is made and may not be revoked.

A U.S. Holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues, rather than deferring the income inclusion until the time of a principal payment or note disposition. If a U.S. Holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a note or the disposition of a note would not apply, and the holder’s tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and could not be revoked without the consent of the IRS.

A U.S. Holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the holder elects to include market discount in income on a current basis.

Upon the conversion of a note, any accrued market discount on the note not previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.

Amortizable Bond Premium

If a U.S. Holder acquires a note for a price that is in excess of the note’s stated redemption price at maturity, the U.S. Holder generally will be considered to have acquired a note with “amortizable bond premium.” Amortizable bond premium, however, does not include any premium attributable to the conversion feature of the note. A U.S. Holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the holder’s interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess is allowed as a deduction for that year but only to the extent of the Holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the note. The premium on a note held by a U.S. Holder that does not make the amortization election will decrease the gain or increase the loss otherwise recognizable on the disposition of the note.

The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, exchange, redemption or other disposition of notes

Except as provided below under “—Conversion of notes,” a U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (including an exchange with a designated financial institution in lieu of a conversion, as described in “Description of Notes — Conversion Procedures” and a transaction treated as a deemed taxable disposition) The holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest not previously included in income) and the holder’s adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder has held the note for more than one year or short-term capital gain or loss if the holder held the note for one year or less. Long-term capital gains of non-corporate taxpayers are taxed at a maximum 15% federal rate through December 31, 2010. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation. Special rules may apply to a note redeemed in part; U.S. Holders should consult their own tax advisors in this regard.

Conversion of notes

A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes — Conversion Procedures”) except with respect to cash or other property received in lieu of a fractional share of common stock and cash attributable to accrued but unpaid interest (including additional interest paid pursuant to an automatic conversion) which will be taxable as such to the extent not previously included in income. If the holder receives cash in lieu of a fractional share of stock, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received with respect to a fractional share and that portion of its basis in the stock attributable to the fractional share. The holder’s aggregate basis in the common stock received upon conversion will equal its adjusted basis in the note that was converted, reduced by the portion of the tax basis that is attributable to any fractional share, and increased by the amount of any accrued but unpaid interest that is deemed paid by reason of conversion. The holder’s holding period for the stock will include the period during which he held the note, except that the holding period of any common stock deemed received with respect to accrued but unpaid interest will commence on the day after conversion.

Dividends

If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s ordinary income as it is paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in its common stock; and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received. U.S. Holders who are individuals and who receive dividends that are treated as “qualified dividend income” will be taxed at a maximum rate of 15%. Qualified dividend income for these purposes generally includes dividends received or accrued in taxable years beginning before January 1, 2011 with respect to our stock held by a non-corporate U.S. Holder provided certain holding period requirements are met. Dividends received or accrued by U.S. Holders who are not individuals, or dividends received or accrued which do not constitute qualified dividend income, will be subject to tax at ordinary income tax rates.

Constructive dividends

The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows note holders to receive more shares of common stock on conversion may increase the note holders’ proportionate interests in our earnings and profits or assets. In that case, the note holders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the note holders even though they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate note holders for distributions of cash or property to our stockholders. Not all changes in conversion rate that allow note holders to receive more stock on conversion, however, increase the note holders’ proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the note holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock dividends. Certain of the possible conversion rate adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula.

Conversely, if an event occurs that dilutes the note holders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. This  would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

Sale of common stock

A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held or is deemed to have held the stock for more than one year. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of interest

Subject to the discussion below regarding backup withholding, interest paid on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax if such interest is not effectively connected with the conduct of a U.S. trade or business income (discussed below) and is “portfolio interest.” The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•    owns, actually or constructively, at least 10% of the combined voting power of all classes of our stock entitled to vote;

•    is a “controlled foreign corporation” that is related to us;

•    is a bank that is receiving the interest on a loan made in the ordinary course of its trade or business; or

•    fails to (a) provide its name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that it is not a United States person or (b) hold its notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

If the portfolio interest exception does not apply, payments of interest or payments treated as interest to a nonresident person or entity will be subject to withholding tax at a 30% rate, unless you provide us with a properly executed (i) IRS Form W-8BEN or successor form claiming a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence or (ii) IRS Form W-8ECI or successor form stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base, then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied) generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

As more fully described under “Description of Notes — Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional interest to you. Payments of such additional interest may be subject to U.S. federal withholding tax. Non-U.S. Holders should contact their tax advisors concerning the treatment of receipt of such additional interest.

Sale, exchange, redemption or other disposition of notes or common stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of notes or common stock. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•    the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (in which case the branch profits tax (discussed below) may also apply if you are a corporate Non-U.S. Holder);

•    the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

•    in the case of common stock, we are or have been a “U.S. real property holding corporation” (USRPHC) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock; or

•    subject to certain exceptions, the Non-U.S. Holder is an individual who holds the notes or common stock as a capital asset and is present in the United States for 183 days or more in the year of disposition.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

If your gain is described in the second bullet point above, you should contact your tax advisors regarding the application of the U.S. federal income tax laws to your situation.

With respect to the third bullet point above, the Foreign Investment in Real Property Tax Act (or FIRPTA) rules may apply to a sale, exchange, redemption or other disposition of common stock if we are, or were within five years before the transaction, a USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

If you are an individual described in the fourth bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Conversion of notes

A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock.  A Non-U.S. Holder who receives cash in exchange for notes pursuant to a conversion generally will not be subject to U.S. federal income tax on any gain recognized, unless the Non-U.S. Holder otherwise would recognize gain on the sale, exchange, redemption or other disposition of notes, as described above

Dividends and other potential withholding

Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any constructive dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “— U.S. Holders — Constructive dividends” above) will generally be subject to U.S. withholding tax at a 30% rate. However, the withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status on a properly executed Form W-8BEN or appropriate substitute form. Some of the common means of meeting this requirement are described above under “— Non-U.S. Holders — Taxation of interest.”

Backup Withholding And Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide its taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on its returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements.

Payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under

“— Non-U.S. Holders — Taxation of interest.” We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends including any tax withheld under the rules described above under “— Non-U.S. Holders — Taxation of interest” and “— Non-U.S. Holders — Dividends and other potential withholding.” Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides.

Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder may be refunded or credited against holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of a selling securityholder’s notes.

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder(1)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After The Offering

Poylgon Global Opportunities Master Fund (3)	6,000,000	10%	769,230	769,230	0
Stark Master Fund Ltd. (†) (4)	6,000,000	10%	769,230	769,230	0
CNH Master Account, L.P. (5)	4,000,000	6.7%	512,820	512,820	0
Capital Ventures International(†) (6)	25,000,000	41.7%	3,205,128	3,205,128	265,369
Highbridge International LLC (7)	5,000,000	8.3%	641,025	641,025	0
Linden Capital LP (8)	3,000,000	5.0%	384,615	384,615	0
Subtotal:	49,000,000	81.7%	6,282,048	6,282,048	265,369
Any other holders of notes or future transferees from any holder(9)(10)	11,000,000	18.3%	1,410,258	1,410,258	265,369

Total:	60,000,000	100.0%	7,692,306	7,692,306	0

*              Less than 1%

(†)           Each of these selling securityholders is also an affiliate of a broker-dealer. Each of these selling securityholders has indicated to us that they have purchased the notes in the ordinary course of business, and at the time of such purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

(1)           Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

(2)           Assumes a conversion price of approximately $7.80 per share and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)           Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear, each an authorized agent for the fund, have investment control over these securities.

(4)           Brian Stark and Michael Roth, each an authorized agent for the fund, have investment control over these securities.

(5)           Robert Krail, Mark Mitchell and Todd Pulvino, each an authorized agent for CNH Master Account, L.P., have investment control over these securities.

(6)          Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. CVI is affiliated with one or more registered broker-dealers. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(7)          Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(8)          Siw Min Wong, an authorized agent for the fund, has investment control over these securities.

(9)           Information concerning other selling securityholders of notes will be set forth in prospectus supplements from time to time, if required.

(10)         Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of approximately $7.80 per share.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

• on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

• in the over-the-counter market;

• in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

• through the writing of options, whether the options are listed on an options exchange or otherwise; or

• through the settlement of short sales.

In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on The Nasdaq Global Market. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq Global Market and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and DexCom and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the underlying common stock.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•   the second anniversary of the closing date of the issuance of the notes;

•   the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell all such securities pursuant to Rule 144(k) under the Securities Act of 1933 or any successor provision, immediately without volume, manner of sale or other restriction;

•   the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell all such securities pursuant to Rule 144 under the Securities Act of 1933 or any successor provision, under which any legend borne by the common stock issuable upon conversion of the notes relating to restrictions on transferability thereof is removed;

•   the date when all notes and common stock issuable upon conversion of the notes registered under the shelf registration statement are sold or transferred pursuant thereto;

•   the date when all notes and common stock issuable upon conversion of the notes have ceased to be outstanding or are otherwise freely transferable.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 60 days in any three-month period or 120 days in a twelve-month period.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Fenwick & West LLP, San Francisco, California and Boise, Idaho.

EXPERTS

The financial statements of DexCom, Inc. appearing in DexCom’s Annual Report (Form 10-K) for the year ended December 31, 2006 including schedules appearing therein, and Dexcom, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•    Annual report on Form 10-K for the year ended December 31, 2006;

•    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•    Proxy Statement on Schedule 14A filed with the SEC on April 20, 2007, with respect to our 2007 Annual Meeting of Stockholders;

•    our current report on Form 8-K filed on January 10, 2007;

•    our current report on Form 8-K filed on February 9, 2007;

•    our current reports on Form 8-K filed on March 6, 2007;

•    our current report on Form 8-K filed on March 7, 2007;

•    our current report on Form 8-K filed on March 12, 2007;

•    our current report on Form 8-K filed on March 21, 2007;

•    our current report on Form 8-K filed on April 9, 2007;

•    our current report on Form 8-K filed on June 1, 2007;

•    our current report on Form 8-K filed on June 20, 2007,

•    our current report on Form 8-K filed on July 30, 2007 (with respect to Item 5.02); and

•    the description of our common stock and preferred stock purchase rights contained in a registration statement on Form 8-A12G, filed March 25, 2005, including any amendment or report filed for the purpose of updating such description.

Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to Steven Pacelli,

DexCom, Inc., 5555 Oberlin Drive, San Diego, California  92121, telephone number (858) 200-0200. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

$60,000,000

4.75% CONVERTIBLE SENIOR NOTES DUE 2027 and
Shares of Common Stock Issuable Upon Conversion
of the Notes

PROSPECTUS

August 30, 2007